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                                  EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of En Pointe Technologies, Inc. on Form S-8 (File Nos. 333-90037, 333-64785, 333-10583 and 333-33323) of our report, dated November 20, 2000, except for Notes 1, 3 and 13 as to which the date is January 17, 2001, on our audits of the consolidated financial statements and consolidated financial statement schedule of En Pointe Technologies, Inc. as of September 30, 2000 and 1999 and for each of the three years in the period ended September 30, 2000, which report is included in this Annual Report on Form 10-K. We also consent to the reference of our firm under the caption "Selected Financial Data."

PricewaterhouseCoopers LLP
Los Angeles, California
January 17, 2001